Free Writing Prospectus

Dated November 14, 2017

Filed Pursuant to Rule 433

Registration Statement No.333-221518

Third Point Reinsurance Ltd. Announces Pricing of Offering of 15,000,000 Common Shares By Selling Shareholders

HAMILTON, Bermuda, November 14, 2017 — Third Point Reinsurance Ltd. (NYSE: TPRE) (“TPRE” or the “Company”) today announced the pricing of the previously announced underwritten secondary public offering of an aggregate of 15,000,000 of the Company’s common shares (representing approximately 14.0% of its issued and outstanding shares) by KIA TP Holdings, L.P. and KEP TP Holdings, L.P. (collectively, the “Selling Shareholders”) to J.P. Morgan Securities LLC, as sole underwriter. J.P. Morgan Securities LLC intends to offer for sale the shares of common shares at a price to the public of $15.75 per share. The offering is expected to close on November 16, 2017. J.P. Morgan Securities LLC has the option to buy an additional 2,250,000 shares from the Selling Shareholders for 30 days after the offering. The Company will not receive any proceeds from the sale of shares being sold in this offering.

The underwriter proposes to offer the common shares for sale from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to its right to reject any order in whole or in part.

The Company has filed a registration statement, including a prospectus, with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective upon filing with the SEC. Before you invest, you should read the prospectus in that registration statement, and other documents the Company has filed or will file with the SEC, including any prospectus supplement, for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and any prospectus supplement may be obtained from J.P. Morgan, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 866-803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains certain statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this prospectus and the documents incorporated herein by reference, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. The Company has made every reasonable effort to ensure that the information, estimates, forecasts and assumptions on which these statements are based are current, reasonable and complete. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual performance to differ materially from that projected in such statements. See the “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and other reports the Company files with the SEC, (including its Quarterly Reports on Form 10-Q) which identify important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. TPRE expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

About the Company

The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd., writes property and casualty reinsurance business. Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. each have an “A-” (Excellent) financial strength rating from A.M. Best Company, Inc.

Contact:

Third Point Reinsurance Ltd.

Manoj Gupta

Head of Investor Relations and Business Development

+1 441-542-3333

investorrelations@thirdpointre.bm